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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: January 14, 2005

                                  VisiJet, Inc.
             (Exact name of the Company as specified in its charter)

         Delaware                    0--256111                  33-0838660
(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)               File Number)            Identification No.)

                          192 Technology Drive, Suite Q
                            Irvine, California 92618
                    (Address of principal executive offices)

              The Company's telephone number, including area code:
                                  949-450-1660

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                 SECTION 1. REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         See Item 2.03 of this Report.

                        SECTION 2. FINANCIAL INFORMATION

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         On January 14, 2005 VisiJet, Inc. (the "Company") consummated a transaction with Renn Capital Group, Inc. and a group of investment funds, several of which were already holders of securities issued by the Company (the "Investors"), under which the Investors purchased $8,195,000 in principal amount of convertible debentures from the Registrant. The Convertible Debentures are convertible into Common Stock of the Company at a rate of $ .35 per share, subject to antidilution adjustments. The purchase price consisted of cash and the exchange of $3,475,000 in previously issued convertible debentures.

         In connection with the transaction the Registrant also issued to the Investors warrants to purchase 8,945,000 shares of Common Stock, at an exercise price of $.40 per share. The warrants expire on the fifth anniversary of the date of issuance.

         Pursuant to an Amended and Restated Security Agreement, the Company granted the Investors a security interest in substantially all the assets of the Company. The Amended and Restated Security Agreement replaces a Security Agreement entered into October 14, 2004 between the Company and certain of the investors. Also, pursuant to an Amended and Restated Registration Rights Agreement, the Company granted the Investors certain registration rights with respect to the shares of Common Stock issued in the transaction as well as the shares of Common Stock issuable upon conversion of the Convertible Debentures and upon exercise of the Warrants. The Amended and Restated Registration Rights Agreement replaces a Registration Rights Agreement entered into on October 5, 2004 between the Company and certain of the Investors.

                    SECTION 3. SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

         See Item 2.03 of this Report.

      The Company believes that each of the securities issuances described therein was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and Regulation D thereunder.

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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               VisiJet, Inc., a Delaware
                                                     corporation

                                               By: /s/ Laurence Schreiber
                                                   -----------------------------
                                                   Laurence Schreiber, Secretary

Date:  February 2, 2005